Exhibit 4.3

LIGHTPATH TECHNOLOGIES, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS, DECEMBER 6, 2004;

SUBJECT TO STOCKHOLDER APPROVAL

1. Establishment of Plan. LightPath Technologies, Inc., a Delaware corporation (“Company”), proposes to grant options for purchase of the Company’s Common Stock to eligible employees of the Company and its current and future Subsidiary Corporations (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (“Plan”). For purposes of this Plan, “Parent” and “Subsidiary” shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (“Code”). The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. A total of two-hundred thousand (200,000) shares of the Company’s Common Stock Class A (“Common Stock”) is reserved for issuance under this Plan.

2. Purpose. The purpose of this Plan is to provide eligible employees of the Company and its Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and its Subsidiaries, and to provide an incentive for continued employment.

3. Administration. This Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (“Committee”). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

4. Eligibility. All employees of the Company or its Subsidiaries are eligible to participate in Offering Periods (as hereinafter defined) under this Plan except the following:

(a) employees who are not employed by the Company or a Subsidiary Corporation prior to the beginning of such Offering Period or prior to such other time period (not more than twelve (12) months prior to the beginning of such Offering Period) as specified by the Committee;

(b) employees whose customary employment is for twenty (20) hours or less per week;

(c) employees whose customary employment is for not more than five (5) months in any calendar year; and

(d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold employee stock options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries or would, as a result of a purchase under this Plan with respect to such Offering Period, own stock or hold employee stock options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries.

5. Offering Dates. The offering periods of this Plan (each, an “Offering Period”) shall be of six (6) months duration commencing on January 1 and July 1 of each year and respectively ending on June 30 and December 31 of each year, with the exception of the first offering period, which shall be of twelve (12) months duration commencing on January 1, 2005 and ending on December 31, 2005 (the “Initial Offering Period”). Collectively, Offering Periods and Initial Offering Period are also referred to herein as “Offering Periods.” During Offering Periods payroll deductions of the participants are accumulated under this Plan. The first business day of the Offering Periods is referred to as the “Offering Date”. The last business day of the Offering Periods is referred to as the “Purchase Date”. The Committee shall have the power to change the Offering Dates, the Purchase Dates and the duration of Offering Periods without stockholder approval if such change is announced prior to the relevant Offering Period or prior to such other time period as specified by the Committee.

6. Participation in this Plan. Eligible employees may become participants in Offering Periods under this Plan on an Offering Date after satisfying the eligibility requirements by delivering an enrollment agreement to the Company prior to such Offering Date, or such other time period as specified by the Committee. An eligible employee who does not deliver an enrollment agreement to the Company after becoming eligible to participate in an Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing an enrollment agreement with the Company prior to such Offering Period, or such other time period as specified by the Committee. Once an employee becomes a participant in an Offering Period by filing an enrollment agreement, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional enrollment agreement in order to continue participation in this Plan.

7. Purchase Price. The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be an amount as determined by the Committee from Offering Period to Offering Period. In the Initial Offering Period the purchase price per share shall be ninety (90%) of the fair market value on the Purchase Date, but in no case shall be less than eighty-five percent (85%) in any subsequent Offering Period, except as may be modified by Section 13(c).

The term “fair market value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is publicly-traded and is then quoted on the Nasdaq National or SmallCap Markets, its closing price on such Nasdaq Market on the date of determination as reported by Nasdaq;

(b) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported by that exchange; or

(c) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported by such source as is deemed authoritative by the Committee at that time.

(d) if such Common Stock is not publicly-traded, then the price so specified by the Committee as the fair market value on any particular date.

8. Payment Of Purchase Price; Changes In Payroll Deductions; Issuance Of Shares.

(a) The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the participant’s compensation in one percent (1%) increments not less than one percent (1%), nor greater than fifteen percent (15%) or such lower limit set by the Committee from Offering Period to Offering Period. Compensation shall mean all W-2 cash compensation, including, but not limited to, base salary, wages, commissions, overtime, shift premiums, bonuses and incentive compensation, plus draws against commissions, provided, however, that for purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code, or similar provisions hereinafter introduced by legislation, shall be treated as if the participant did not make such election. Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the last payday of the Offering Period unless sooner altered or terminated as provided in this Plan.

(b) A participant may reduce his or her payroll deduction percentage during an Offering Period from the enrollment percentage only to zero by filing with the Company a request for cessation of payroll deductions. A reduction to zero shall be effective beginning with the next payroll period after the Company’s receipt of the request and no further payroll deductions will be made for the duration of the Offering Period. Payroll deductions credited to the participant’s account prior to the effective date of the request shall be electively returned to the participant or used to purchase shares of Common Stock of the Company in accordance with Section (d) below. A participant may not resume making payroll deductions during the Offering Period in which he or she reduced his or her payroll deductions to zero. Section 10 governs intra-Offering Period withdrawals from the Plan.

(c) All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. A participant shall be a general creditor of the Company with regard to such deductions until the conclusion of the Purchase Date.

(d) On each Purchase Date, so long as this Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form in accordance with Section 10 before that date which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant as of that date returned to the participant, the Company shall apply the funds then in the participant’s account to the purchase of whole shares of Common Stock. The purchase price per share shall be as specified in Section 7 of this Plan. Any cash remaining in a participant’s account after such purchase of shares shall be retained in his account and applied to the next Offering Period. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(e) As promptly as practicable after the Purchase Date, the Company shall issue Common Stock certificates for the participant’s benefit representing the shares purchased.

9. Limitations on Shares to be Purchased.

(a) No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with participant’s rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value of such stock, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in this Plan. The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

(b) No more than 4,000 shares may be purchased by a participant on any single Purchase Date within an Offering Period of twelve months or 2,000 shares within an Offering Period of six months, except as indicated below (hereinafter the “Maximum Share Amount”). The Committee may, in its sole discretion, set a new maximum number of shares that may be purchased by any employee at any single Purchase Date, which shall then be the Maximum Share Amount for subsequent Offering Periods. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period for which it is to be effective. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

(c) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected.

(d) Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 9 shall be returned to the participant as soon as practicable after the end of the applicable Offering Period, without interest.

(e) During a participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

10. Withdrawal.

(a) Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Company a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time prior to the end Purchase Date of an Offering Period, or such other time period as specified by the Committee.

(b) Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new enrollment form for payroll deductions in the same manner as set forth in Section 6 above for initial participation in this Plan.

11. Termination of Employment. Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Subsidiary, immediately terminates his or her participation in this Plan. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 11, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Subsidiary Company in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

12. Return of Payroll Deductions. In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the participant all payroll deductions credited to such participant’s account. No interest shall accrue on the payroll deductions of a participant in this Plan.

13. Capital Changes.

(a) Subject to any required action by the stockholders of the Company, the number of shares of Common Stock which have been authorized for issuance under this Plan but have not yet been purchased (collectively, the “Reserves”), and the Maximum Share Amount, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of any consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination.

(c) In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, the Plan will continue with regard to Offering Period that commenced prior to the closing of the proposed transaction and shares will be purchased at a price, for purposes of

Section 7, based on the Fair Market Value of the Company’s Common Stock on the date such merger becomes effective (instead of the Purchase Date).

(d) The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, or in the event of the Company being consolidated with or merged into any other corporation.

14. Nonassignability. Neither payroll deductions credited to a participant’s account nor any rights to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 21 below) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

15. Reports. Individual accounts will be maintained for each participant in this Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance being refunded or carried forward to the next Offering Period.

16. Notice of Disposition. Each participant shall notify the Company in writing if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

17. No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary, or restrict the right of the Company or any Subsidiary to terminate such employee’s employment.

18. Equal Rights And Privileges. All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board of Directors (the “Board”) of the Company, be reformed to comply with the requirements of Section 423. This Section 18 shall take precedence over all other provisions in this Plan.

19. Notices. All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

20. Term; Stockholder Approval. After this Plan is adopted by the Board, this Plan will become effective. This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. This Plan shall continue until the earlier to occur of

(a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) ten (10) years from the adoption of this Plan by the Board.

21. Designation of Beneficiary.

(a) A participant may file, but is not required to file, a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under this Plan in the event of such participant’s death subsequent to the end of an Purchase Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under this Plan in the event of such participant’s death prior to a Purchase Date.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant.

22. Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to a purchase unless the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

23. Applicable Law. The Plan shall be governed by the substantive laws of the State of Florida.

24. Amendment or Termination of this Plan. The Plan shall terminate on the tenth anniversary of the adoption of the Plan by the Board. The Board may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan other than to advance the final Purchase Date under any Offering Period, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 20 above within twelve (12) months of the adoption of such amendment (or earlier if required by Section 20) if such amendment would:

(a) increase the number of shares that may be issued under this Plan; or

(b) change the designation of the employees (or class of employees) eligible for participation in this Plan; or

(c) extend the term of the Plan.

Notwithstanding the foregoing, the Board may make such amendments to the Plan (including, without limitation, termination of the Plan and any Offering Period) as the Board determines to be advisable, if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date this Plan is adopted by the Board.

Adopted by the Compensation Committee of the Board of Directors of LightPath Technologies, Inc. on December 6, 2004

LightPath Technologies, Inc.

Enrollment/Change Form

2004 Employee Stock Purchase Plan (“ESPP”)

Section 1:

Actions

Check Desired Action:	and Complete Sections:
Enroll in the ESPP	2 + 3 + 4 + 6
Change Contribution Percentage	2 + 4 + 6
Discontinue Contributions	2 + 5 + 6

Section 2:

Personal Data

Name:

Home Address:

Social Security No.:

Section 3:

Enroll

I hereby elect to participate in the ESPP, effective at the beginning of the next Offering Period. I elect to purchase shares of the Common Stock of LightPath Technologies, Inc. (the “Company”) pursuant to the ESPP. I understand that the stock certificate(s) for the shares purchased on my behalf will be issued in my name delivered to me.

My participation will continue as long as I remain eligible, unless I withdraw from the ESPP by filing a new Enrollment/Change Form with the Company. I understand that I must notify the Company of any disposition of shares purchased under the ESPP.

Section 4:

Elect Contribution Percentage

I hereby authorize the Company to withhold             % of my compensation (as defined in the ESPP) from each of my paychecks as long as I continue to participate in the ESPP. That amount will be applied to the purchase of shares of the Company’s Common Stock pursuant to the ESPP. The percentage must be a multiple of 1%, up to a maximum of 15%.

Note: You may change your contribution percentage only once within a Contribution Period to either zero or to fully withdraw. Each change will become effective as soon as reasonably practicable after the form is received by the Company.

Section 5:

Discontinue Contributions

I hereby elect to stop my contributions under the ESPP, effective as soon as reasonably practicable after this form is received by the Company. The contributions that I have made to date during this Contribution Period should be applied as follows (initial as appropriate):

Purchase shares of the Company’s Common Stock at the end of the period.

Refund all contributions to me in cash, without interest.

I understand that I cannot resume participation until the start of the next Offering Period.

Section 6:

Acknowledgment and Signature

I acknowledge that I have received a copy of the Plan. I have read the Plan and this form and hereby agree to be bound by the terms of the ESPP.

Signature:	Date: